State of Delaware
Division of Corporations
Delivered 06:42 PM 10/30/2003
FILED 06:41 PM 10/30/2003
SRV 030696578 - 3506538 FILE

RESTATED CERTIFICATE OF INCORPORATION

OF

GLOBETEL COMMUNICATIONS CORP.

(Pursuant to Section 245 of the
General Corporation Law of the State of Delaware)

GlobeTel Communications Corp., a Delaware corporation (the "Corporation") desires to integrate into a single instrument all of the provisions of its Certificate of Incorporation now in effect and operative as a result of one or more certificates or other instruments heretofore filed with the Secretary of State of Delaware The original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 25, 2002. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware ("DGCL"), and only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation except for the omission of former Article FIFTH which named the incorporator of the Corporation, omission of which is permitted by clause (a) of DGCL §245(c):

FIRST: The name of the corporation (the "Corporation") is GlobeTel Communications Corp

SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington 19801, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is the The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one billion five hundred and ten million (1,510,000,000) of which one billion five hundred million (1,500,000,000) shares shall be designated "Common Stock", $.001 par value per share and of which ten million (10,000,000) shall be designated "Preferred Stock", par value $.001. Shares of Preferred Stock may be issued from time to time in one or more classes or series, each having such powers, attributes, rights and preferences, if any, as are stated or expressed herein or in the resolutions of the Board of Directors of the Corporation designating such class or series. The Corporation has filed a Certificate of Designation dated March 11, 2003 and a First Amended Certificate of Designation dated May 28, 2003, both with respect to

the designation of 4,420,000 shares of Preferred Stock as "Series A Convertible Preferred Stock."

FIFTH: The Board of Directors of the Corporation shall have the power to adopt, amend and repeal the by-laws of the Corporation

SIXTH: Election of directors need not be by written ballot

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that nothing in this Article **SEVENTH** shall eliminate or limit the liability of any director (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article **SEVENTH**, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article **SEVENTH**, shall eliminate or reduce the effect of this Article **SEVENTH** in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article **SEVENTH**, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH: The Corporation shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of State of Delaware, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall power to indemnify under said provisions from and against all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

IN WITNESS WHEREOF, by order of the Board of Directors of the corporation, I have hereunto signed my name and affirm, under the penalties of perjury, that this Certificate is my act and deed and that the facts stated herein are true this 21st day of October 2003.

Robinson Markel
Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:20 PM 12/18/2009
FILED 01:20 PM 12/18/2009
SRV 091118797 - 3506538 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Sanswire Corp. (the Corporation) organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Sanswire Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and putting said amendment to a vote of the shareholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

"FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is two Five Hundred Ten million (510,000,000) of which Five Hundred million (500,000,000) shares shall be designated "Common Stock", $.00001 par value per share and of which ten million (10,000,000) shall be designated "Preferred Stock", par value $.001."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, by written consent of the shareholders of said corporation in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of December 2009

By: ______________________

Title: Secretary

Name: Jonathan Leinwand

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:20 PM 11/09/2010
FILED 02:20 PM 11/09/2010
SRV 101070825 - 3506538 FILE

STATE OF DELAWARE
CERTIFICATE FOR RENEWAL AND REVIVAL OF CHARTER

The corporation organized under the laws of the State of Delaware, the charter of which was voided for non-payment of taxes and/or for failure to file a complete annual report, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1. The name of the corporation is Sanswire Corp.

2. Its registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington 19810 County of New Castle the name of its registered agent is THE CORPORATION TRUST COMPANY.

3. The date of filing of the original Certificate of Incorporation in Delaware was March 25, 2002.

4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 28 day of Feb. 2010, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5. This corporation was duly organized and carried on the business authorized by its charter until the 1 day of March, 2010, at which time its charter became inoperative and void for non-payment of taxes and/or failure to file a complete annual report and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters the last and acting authorized officer hereunto set his/her hand to this certificate this 3rd day of November, 2010.

By: ______________________

Name: Glenn Estrella

Title: CEO

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